AMENDMENT

TO

BY-LAWS

OF

STEWARDSHIP FINANCIAL CORPORATION

Article V, Section 5.1 of the By-Laws of Stewardship Financial Corporation is amended in its entirety to now read  as follows:

Section 1.  CERTIFICATES; UNCERTIFICATED SHARES.  The shares of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book entry system maintained by the registrar of such shares, or a combination of both, in each case as shall be approved by the Board of Directors.  Certificates for the Corporation's capital stock shall be in such form as required by law and as approved by the Board.  Each certificate shall be signed in the name of the Corporation by the Chairman, if any, or the President or any Vice President and by the Secretary, the Treasurer or any Assistant Secretary or any Assistant Treasurer and shall bear the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation or its employees, the signature of any officer of the Corporation may be a facsimile signature. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature was placed on any certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued nevertheless by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.